Exhibit 99.1

NEWS RELEASE - FOR IMMEDIATE RELEASE

Medical Technology Systems, Inc.	Porter, LeVay & Rose, Inc.
Michael P. Conroy, CFO	Michael Porter, Investor Relations
Phone: 727-576-6311, Ext. 464	Christian W. Pflaumer, Media Relations
Fax: 727-540-0547	Phone: 212-564-4700
ir@mtsp.com	Fax: 212-244-3075
plrmail@plrinvest.com

MEDICAL TECHNOLOGY SYSTEMS’
SECOND QUARTER REVENUE UP 18% TO $8 MILLION
Operating Profit up 25%

CLEARWATER, FLORIDA – November 4, 2003 — Medical Technology Systems, Inc. (AMEX:MPP) today announced results for the second quarter and six months ended September 30, 2003.

Revenue for the second quarter increased 18 % to $8 million from $6.8 million in the prior year. Net income available to common shareholders rose 62% to $381,000 or $.06 per diluted common share, compared with $235,000 or $.04 per diluted common share in the prior year.

Gross margin for the second quarter was 37.8% compared with 38.5% the prior year. Although gross margin on disposables improved in the second quarter, overhead costs related to the OnDemand™ machine caused the overall gross margin to decline slightly.

SG&A as a percentage of revenue declined to 20.8% for the second quarter, compared with 22.5% the previous year. SG&A expenses for the second quarter increased 13% to $1.7 million from $1.5 million in the prior year. This was due primarily to increased sales and marketing costs as well as OnDemand machine support costs.

Operating profit rose 25% to $1,054,000 compared with $842,000 the prior year reflecting the incremental margin realized from increased sales of disposable products.

Revenue for the six months ended September 30, 2003 increased 9% to $15.0 million from $13.8 million in the prior year. Net income available to common shareholders rose 107% to $663,000 or $.10 per diluted common share, compared with $320,000 or $.06 per diluted common share in the prior year. In the prior year, the Company recorded a one-time non-cash constructive dividend of $347,000.

Gross margin for the six-month period was 38.7% compared with 37.9% the prior year. The increase in gross margin was attributed to higher incremental margins realized from increased sales of disposable products and slightly higher selling prices for disposable products. The incremental gross margin was partially offset by higher overhead costs associated with the OnDemand product.

SG&A expenses represented 21.8% of revenue for the six-month period, a slight decrease compared with 21.9% in the previous year. SG&A expenses for the six-month period increased 10% to $3.3 million compared with $3.0 million the prior year due primarily to increased sales and marketing costs, UK operating costs and OnDemand machine support costs.

Operating profit rose 10% to $1,947,000 compared with $1,766,000 in the prior year reflecting incremental margin realized from increased sales of disposable products.

“Revenue and net income growth for the second quarter were in line with our expectations,” said Todd Siegel, President and Chief Executive Officer. “We were able to meet our profit objectives through increased sales of disposable products and careful control of expenses during a period when minimal OnDemand revenue was expected.”

Siegel continues, “The Company installed one OnDemand system in September, and revenue will be recorded when the customer acceptance is obtained. Two additional installations are scheduled for November and December. The Company expects that revenue from at least two of the three installations will be recorded in our third quarter ending December 31, 2003.”

There are several other positive indicators. We have received an additional order for a semi-automated OnDemand system and have a number of customers in advanced stages of negotiation for the purchase of our fully automated and semi-automated machines. The Company also expects to begin a beta test of its multi-dose OnDemand system in the fourth quarter. Multidose systems are used by pharmacies providing medications to assisted living facilities and specialty pharmacies serving disease management and other chronically ill patients. We remain optimistic about the positive effects that OnDemand will have on our overall profitability in the second half of our fiscal year.”

Notice of Conference Call

Management of the Company will host a conference call November 4, 2003 at 11 a.m. To access the conference call, please call 888-335-6674. A digital replay will be available and may be accessed by visiting the Company’s web site at www.mtsp.com.

Medical Technology Systems, Inc. (www.mtsp.com) is a vertical manufacturer of compliance packaging systems whose core market is institutional pharmacies serving long-term care and correctional facilities. MTS designs and manufactures proprietary equipment, as well as producing all the consumables these machines require, to serve domestic and international markets.

This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission or otherwise. Statements contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions described above. Forward-looking statements may include, but are not limited to, projections of revenue, income or losses, the value of contracts, capital expenditures, plans for future operations, the elimination of losses under certain programs, financing needs or plans, compliance with financial covenants in loan agreements, plans for sale of assets or businesses, plans relating to products or services of the Company, assessments of materiality, predictions of future events and the effects of pending and possible litigation, as well as assumptions relating to the foregoing. In addition, when used in this discussion, the words “anticipates”, “estimates”, “expects”, “intends”, “plans” and variations thereof and similar expressions are intended to identify forward-looking statements. In particular, all statements regarding the continuing of any trend or any expected increases in sales are forward-looking statements, as is any statement regarding expected positive effects of OnDemand™ sales on our profitability in the second half of the year.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. Statements in the Press Release describe factors, among others, that could contribute to or cause such differences. Other factors that could contribute to or cause such differences include, but are not limited to, unanticipated increases in operating costs, labor disputes, customer rejection of any installed OnDemand machine, capital requirements, increases in borrowing costs, product demand, pricing, market acceptance, intellectual property rights and litigation, risks in product and technology development and other risk factors detailed in the Company’s Securities and Exchange Commission filings.

Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events.

MEDICAL TECHNOLOGY SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In Thousands; Except Earnings Per Share Amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenue:
Net Sales	$8,015	$6,846	$15,031	$13,753

Costs and Expenses:
Cost of Sales	4,985	4,212	9,221	8,539
Selling, General and Administrative	1,667	1,541	3,278	3,012
Depreciation and Amortization	309	251	585	436

Total Costs and Expenses	6,961	6,004	13,084	11,987

Operating Profit	1,054	842	1,947	1,766

Other Expenses
Interest Expense	206	228	409	449
Amortization of:
Financing Costs	85	85	171	89
Original Issue Discount	62	62	124	65

Total Other Expenses	353	375	704	603

Income Before Income Taxes	701	467	1,243	1,163

Income Tax Expense	265	177	470	438

Net Income	436	290	773	725

Non-Cash Constructive Dividend Related to
Beneficial Conversion Feature of Convertible
Preferred Stock	0	0	0	347

Convertible Preferred Stock Dividends	55	55	110	58

Net Income Available to Common Stockholders	$381	$235	$663	$320

Net Income Per Basic Common Share	$0.08	$0.05	$0.13	$0.07

Net Income Per Diluted Common Share	$0.06	$0.04	$0.10	$0.06

Weighted Average Shares - Basic	5,008	4,929	4,985	4,630

Weighted Average Shares Outstanding - Diluted	6,745	6,395	6,700	5,649

MEDICAL TECHNOLOGY SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

ASSETS

	September 30,	March 31,
	2003	2003

	(Unaudited)

Current Assets:
Cash	$145	$395
Accounts Receivable, Net	4,349	4,756
Inventories	3,480	3,080
Prepaids and Other	628	76
Deferred Tax Benefits	1,290	1,124

Total Current Assets	9,892	9,431

Property and Equipment, Net	3,270	3,023
Other Assets, Net	3,822	2,774
Deferred Tax Benefits	1,616	2,155

Total Assets	$18,600	$17,383

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Current Maturities of Long-Term Debt	$976	$1,461
Accounts Payable and Accrued Liabilities	3,103	3,506

Total Current Liabilities	4,079	4,967

Long-Term Debt, Less Current Maturities	8,409	7,023

Total Liabilities	12,488	11,990

Stockholders' Equity:
Common Stock	44	44
Preferred Stock	1	1
Capital In Excess of Par Value	11,827	11,881
Accumulated Deficit	(5,432)	(6,205)
Treasury Stock	(328)	(328)

Total Stockholders' Equity	6,112	5,393

Total Liabilities and Stockholders' Equity	$18,600	$17,383

5